Exhibit 15

Asian Infrastructure Investment Bank

Condensed Financial Statements (Unaudited)

for the Nine Months Ended Sep. 30, 2020

Contents

Financial Statements

Condensed Statement of Comprehensive Income		1
Condensed Statement of Financial Position		2
Condensed Statement of Changes in Equity		3
Condensed Statement of Cash Flows		4
Notes to the Condensed Financial Statements		5-57
A.	General Information	5
B.	Accounting Policies	5-6
C.	Disclosure Notes	7-26
D.	Financial Risk Management	27-54
E.	Fair Value Disclosure	55-58

Asian Infrastructure Investment Bank

Condensed Statement of Comprehensive Income

For the nine months ended Sep. 30, 2020

In thousands of US Dollars	Note	For the nine months ended Sep. 30, 2020 (unaudited)	For the nine months ended Sep. 30, 2019 (unaudited)

Interest income	C1	276,801	324,824
Interest expense	C1	(56,347)	(21,094)

Net interest income		220,454	303,730

Net fee and commission income	C2	9,186	9,087
Net gain on financial instruments measured at fair value through profit or loss	C3	107,292	63,950
Net loss on financial instruments measured at amortized cost	C9	(4,221)	—
Net loss on investment in associate	C10	(358)	—
Impairment provision	C4	(108,798)	(17,184)
General and administrative expenses	C5	(114,828)	(89,102)
Net foreign exchange gain/(loss)		17,793	(277)

Operating profit for the period		126,520	270,204

Accretion of paid-in capital receivables	C11	5,955	47,881

Net profit for the period		132,475	318,085

Other comprehensive income
Items will not be reclassified to profit or loss
Unrealized gain on fair-valued
borrowings arising from changes in own credit risk	C13	3,093	—

Total comprehensive income		135,568	318,085

Attributable to:
Equity holders of the Bank		135,568	318,085

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Condensed Statement of Financial Position

As at Sep. 30, 2020

In thousands of US Dollars	Note	Sep. 30, 2020 (unaudited)	Dec. 31, 2019 (audited)

Assets
Cash and cash equivalents	C6	3,630,893	3,113,763
Term deposits and certificates of deposit	C6	14,072,873	11,864,578
Investments at fair value through profit or loss	C7	4,829,868	4,096,263
Loan investments, at amortized cost	C8	6,978,197	2,272,950
Bond investments, at amortized cost	C9	478,098	479,767
Investment in associate	C10	26,642	—
Paid-in capital receivables	C11	466,923	748,267
Derivative assets	C14	202,878	49,987
Funds deposited for cofinancing arrangements		3,889	787
Intangible assets		2,477	1,934
Property, plant and equipment		3,786	789
Other assets	C12	80,492	2,559

Total assets		30,777,016	22,631,644

Liabilities
Borrowings	C13	10,251,306	2,557,324
Derivative liabilities	C14	34,428	—
Prepaid paid-in capital		440	600
Other liabilities	C15	364,068	87,549

Total liabilities		10,650,242	2,645,473

Members’ equity
Paid-in capital	C16	19,348,800	19,343,700
Reserves
Accretion of paid-in capital receivables		(9,798)	(15,688)
Unrealized gain on fair-valued borrowings arising from changes in own credit risk	C13	3,093	—
Retained earnings		784,679	658,159

Total members’ equity		20,126,774	19,986,171

Total liabilities and members’ equity		30,777,016	22,631,644

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Condensed Statement of Changes in Equity

For the nine months ended Sep. 30, 2020

In thousands of US Dollars	Note	Subscribed capital	Less: callable capital	Paid-in capital	Reserves		Retained earnings	Total members’ equity
					Accretion of paid-in capital receivables	Unrealized gain on fair-valued borrowings arising from changes in own credit risk
Jan. 1, 2019		96,339,700	(77,071,700)	19,268,000	(70,481)	—	314,899	19,512,418

Capital subscription and contribution		368,700	(295,000)	73,700	—	—	—	73,700
Net profit for the period		—	—	—	—	—	318,085	318,085
Paid-in capital receivables - accretion effect		—	—	—	(2,791)	—	—	(2,791)
Transfer of accretion	C11	—	—	—	47,881	—	(47,881)	—

Sep. 30, 2019 (unaudited)	C16	96,708,400	(77,366,700)	19,341,700	(25,391)	—	585,103	19,901,412

Jan. 1, 2020		96,718,400	(77,374,700)	19,343,700	(15,688)	—	658,159	19,986,171

Capital subscription and contribution		25,500	(20,400)	5,100	—	—	—	5,100
Net profit for the period		—	—	—	—		132,475	132,475
Other comprehensive income		—	—	—	—	3,093	—	3,093
Paid-in capital receivables - accretion effect		—	—	—	(65)	—	—	(65)
Transfer of accretion	C11	—	—	—	5,955	—	(5,955)	—

Sep. 30, 2020 (unaudited)	C16	96,743,900	(77,395,100)	19,348,800	(9,798)	3,093	784,679	20,126,774

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Condensed Statement of Cash Flows

For the nine months ended Sep. 30, 2020

In thousands of US Dollars	Note	For the nine months ended Sep. 30, 2020 (unaudited)	For the nine months ended Sep. 30, 2019 (unaudited)
Cash flows from operating activities
Net profit for the period		132,475	318,085
Adjustments for:
Interest income from term deposits and certificates of deposit		(181,357)	(248,644)
Interest expense for borrowings		56,564	21,094
Accretion of paid-in capital receivables	C11	(5,955)	(47,881)
Net gain on financial instruments measured at fair value through profit or loss		(96,474)	(17,607)
Net loss on investment in associate		358	—
Impairment provision		108,798	17,184
Depreciation and amortization		910	568
Increase in loan investments	C8	(4,761,396)	(566,780)
Increase in bond investments	C9	(17,314)	(172,398)
(Increase)/Decrease in funds deposited for cofinancing arrangements		(3,102)	864
Net cash received from derivatives		23,112	(6,505)
Increase in other assets		(79,545)	(718)
Increase in other liabilities		242,853	102,914

Net cash used in operating activities		(4,580,073)	(599,824)

Cash flows from investing activities
Investment purchases, net		(645,929)	(2,061,497)
Termination of Trust Fund	C7	—	3,295,167
Return of capital contributions		3,465	—
Increase in term deposits and certificates of deposit		(2,255,000)	(4,265,954)
Investment in associate	C10	(27,000)	—
Interest received from term deposits and certificates of deposit		228,062	240,296
Property improvements		(823)	(68)
Increase in intangible assets and equipment		(2,015)	(1,096)

Net cash used in investing activities		(2,699,240)	(2,793,152)

Cash flows from financing activities
Proceeds from borrowings	C13	7,532,394	2,492,950
Interest payments for borrowings	C13	(28,125)	—
Capital contributions received	C11	291,934	1,578,523
Prepaid paid-in capital received		240	200

Net cash from financing activities		7,796,443	4,071,673

Net increase in cash and cash equivalents		517,130	678,697
Cash and cash equivalents at beginning of period		3,113,763	2,252,741

Cash and cash equivalents at end of period	C6	3,630,893	2,931,438

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

A	General Information

The Asian Infrastructure Investment Bank (the “Bank” or “AIIB”) is a multilateral development bank. By the end of year 2015, representatives from 57 countries signed AIIB’s Articles of Agreement (the “AOA”) which entered into force on Dec. 25, 2015.

The Bank commenced operations on Jan. 16, 2016. AIIB’s principal office is in Beijing, the People’s Republic of China (the “PRC”).

As at Sep. 30, 2020, the Bank’s total approved membership is 103, of which 82 have completed the membership process and have become members of AIIB in accordance with the AOA.

AIIB’s purpose is to (i) foster sustainable economic development, create wealth and improve infrastructure connectivity in Asia by investing in infrastructure and other productive sectors; and (ii) promote regional cooperation and partnership in addressing development challenges by working in close collaboration with other multilateral and bilateral development institutions.

The legal status, privileges and immunities for the operation and functioning of AIIB in the PRC are agreed in the AOA and further defined in the Headquarters Agreement between the government of the People’s Republic of China (the “Government”) and the Bank on Jan. 16, 2016.

B	Accounting Policies

B1	Basis of preparation

These condensed interim financial statements for the nine months ended Sep. 30, 2020 have been prepared in accordance with International Financial Reporting Standard: IAS 34 Interim Financial Reporting, and should be read in conjunction with the annual financial statements for the year ended Dec. 31, 2019.

The accounting policies adopted are consistent with those used in the Bank’s annual financial statements for the year ended Dec. 31, 2019. In addition, the Bank has stated its accounting policy for investment in associate in Note C10.

The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise judgment in its process of applying the Bank’s accounting policies. The financial statements have been prepared on a going concern basis.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B2	New accounting pronouncements

The new accounting pronouncements, amendments and interpretations with effective dates commencing in the nine months ended Sep. 30, 2020 do not have any significant impact on the operating results, financial position and comprehensive income of the Bank, based on the assessment of the Bank.

B3	Comparatives

The comparative date of the Condensed Statement of Financial Position is as at Dec. 31, 2019, while the comparative period of the Condensed Statement of Comprehensive Income, the Condensed Statement of Cash Flows and the Condensed Statement of Changes in Equity is from Jan. 1, 2019 to Sep. 30, 2019.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C1	Interest income and expense

	For the nine months ended Sep. 30, 2020	For the nine months ended Sep. 30, 2019
Interest income
Loan investments (1)	71,180	52,785
Cash, cash equivalents, and deposits	189,662	271,634
Bond investments	15,959	405

Total interest income	276,801	324,824

Interest expense
Borrowings	(56,347)	(21,094)

Total interest expense	(56,347)	(21,094)

Net interest income	220,454	303,730

(1) Interest income for loan investments includes amortization of front-end fees, and other incremental and directly related costs in relation to loan origination that are an integral part of the effective interest rate of those loans.

C2	Net fee and commission income

	For the nine months ended Sep. 30, 2020	For the nine months ended Sep. 30, 2019

Loan commitment fee and service fee	10,717	9,605
Special Funds administration fee (Note C19)	52	52

Total fee and commission income	10,769	9,657

Cofinancing service fee	(1,583)	(570)

Total fee and commission expense	(1,583)	(570)

Net fee and commission income	9,186	9,087

C3	Net gain on financial instruments measured at fair value through profit or loss

	For the nine months ended Sep. 30, 2020	For the nine months ended Sep. 30, 2019

Money Market Funds (Note C6)	10,818	46,343
Investments at fair value through profit or loss (Note C7)	91,141	11,426
Borrowings (Note C13)	(136,242)	(71,413)
Derivatives	141,575	77,594

Total	107,292	63,950

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C4	Impairment provision

	For the nine months ended Sep. 30, 2020	For the nine months ended Sep. 30, 2019

Impairment provision for
- Loan investments (Note C8)	89,815	14,895
- Bond investments (Note C9)	18,983	2,289

Total impairment provision	108,798	17,184

C5	General and administrative expenses

	For the nine months ended Sep. 30, 2020	For the nine months ended Sep. 30, 2019

Staff costs	55,696	39,961
Professional service expenses	19,906	15,745
IT services	11,370	10,687
Facilities and administration expenses	12,768	7,723
Issuance cost for borrowings	7,384	3,125
Travelling expenses	2,913	8,187
Others	4,791	3,674

Total general and administrative expenses	114,828	89,102

Refer to Note C20 for details of key management remuneration.

C6	Cash, cash equivalents, and deposits with banks

	Sep. 30, 2020	Dec. 31, 2019
Cash	—	—
Deposits with banks
- Demand deposits (1)	233,429	311,351
- Term deposits and certificates of deposit with initial maturity of less than three months	77,291	950,813
Money Market Funds (2)	3,320,173	1,851,599

Total cash and cash equivalents	3,630,893	3,113,763

Add: term deposits and certificates of deposit with initial maturity more than three months (3)	14,072,873	11,864,578

Total cash, cash equivalents, and deposits with banks	17,703,766	14,978,341

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C6	Cash, cash equivalents, and deposits with banks (Continued)

(1) USD15.71 million of demand deposits is segregated for the purpose of investing in Asian infrastructure related bonds (Dec. 31, 2019: USD22.14 million). USD2.90 million of demand deposits is segregated for the External Managers Program (Dec. 31, 2019: USD7.85 million).

(2) Money Market Funds

	For the nine months ended Sep. 30, 2020	For the year ended Dec. 31, 2019

As at beginning of year/period	1,851,599	1,473,408
Additions	11,010,000	12,664,513
Disposals	(9,552,244)	(12,337,650)
Fair value gain, net	10,818	51,328

Money Market Funds	3,320,173	1,851,599

Money Market Funds (“MMFs”) are rated triple-A equivalent and invest in a diversified portfolio of short-term high-quality assets. The purpose for the investment is to meet short-term cash commitments. The MMFs are subject to an insignificant risk of changes in value, with daily liquidity and an investment return comparable to normal USD denominated money market interest rates. The MMFs are exposed to credit, market and liquidity risks, and are measured at fair value.

(3) Term deposits and certificates of deposit with initial maturity more than three months have maturities up to 24 months. As at Sep. 30, 2020, all the term deposits have remaining maturity within 12 months (Dec. 31, 2019: USD11.66 billion).

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C7	Investments at fair value through profit or loss

	For the nine months ended Sep. 30, 2020	For the year ended Dec. 31, 2019

As at beginning of year/period	4,096,263	3,325,484
Additions, net	645,929	4,058,278
Termination of Trust Fund (a)	—	(3,295,167)
Return of capital contributions	(3,465)	(15,108)
Disposals	—	(4,992)
Net gain of investments	91,141	27,768

Total investments at fair value through profit or loss	4,829,868	4,096,263

Analysis of investments at fair value through profit or loss:

	Sep. 30, 2020	Dec. 31, 2019

External Managers Program (b)	4,154,628	4,018,439
Certificates of deposit (c)	447,709	—
LP Funds and others (d)	96,421	29,664
Bond investments (e)	80,455	—
Investment in Trust (f)	50,655	48,160

Total investments at fair value through profit or loss	4,829,868	4,096,263

The Bank has the following investments in certain unconsolidated structured entities and investment programs:

(a) In the prior years, the Bank placed funds with an external counterparty in a trust fund account, which reinvested the funds in a larger collective pool of investments in accordance with the investment mandate. The Bank classified this investment as a single unit of account measured at fair value through profit or loss. The Trust Fund was terminated in Jan. 2019 and funds were returned to the general treasury portfolio.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C7	Investments at fair value through profit or loss (Continued)

(b) The Bank has engaged external asset managers to invest in portfolios of high credit quality securities. The portfolios are held for trading purposes and the securities are eligible for sale at any time. The following table sets out the amounts of the investment portfolio by asset categories.

External Managers Program	Sep. 30, 2020	Dec. 31, 2019

Investment grade corporate and financial bonds	2,458,989	2,180,460
Supranational bonds	916,475	628,637
Treasury bills and notes	241,489	597,393
Commercial papers	124,965	195,231
Term deposits and certificates of deposit	139,155	226,142
Other investment securities	273,555	190,576

Total	4,154,628	4,018,439

(c) The Bank invests in short-term certificates of deposit which are actively managed within treasury portfolio and measured at fair value through profit or loss. The certificates of deposit are with high credit quality.

(d) The Bank invests in limited partnership funds (“LP Funds”), which are managed by General Partners, who make all investment decision on behalf of the Limited Partners. The Bank, along with other investors, has entered into the LP Funds as a Limited Partner with a capital commitment which will be drawn down over the commitment period of the LP Funds, based on drawdown notices issued by the General Partners. The LP Funds do not have an expected maturity date within twelve months.

(e) The Bank invests in bond securities which are actively managed. Therefore, the bond investments are measured at fair value through profit or loss. The bonds invested are with high credit quality.

(f) The Bank has invested in the units of a Trust (the “Trust”) which holds a portfolio of five operating roads and highways assets in India. The units of the Trust are listed on the National Stock Exchange of India Limited on June 27, 2019. The Trust is managed by an investment manager who made the investment decisions on behalf of the Trust as per the Trust Deed and the Investment Management Agreement. The Trust does not have an expected maturity date within twelve months.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C8	Loan investments, loan commitments and related ECL allowance

Loan investments	Sep. 30, 2020	Dec. 31, 2019

Gross carrying amount	7,081,758	2,320,362
ECL allowance	(103,561)	(47,412)

Net carrying amount	6,978,197	2,272,950

Loan investments are carried at amortized cost. At initial recognition, loan investments are measured at fair value using the assumptions market participants of either sovereign-backed or nonsovereign-backed projects would use when pricing the loan assets. The market where the Bank enters into such transactions is considered to be the principal market. The transaction price normally represents the fair value of loans at their initial recognition.

All sovereign-backed loans to eligible members are subject to the same pricing, taking into account the “preferred creditor” status and other terms giving the Bank rights more favorable than those available to commercial creditors. The Bank applies commercial pricing practices to nonsovereign-backed loans. The Bank has no intention to sell sovereign-backed loans, nor does it believe there is a secondary market for such loans.

As at Sep. 30, 2020, USD58.67 million of the total carrying amount matures within 12 months (Dec. 31, 2019: USD26.88 million).

The following table sets out overall information about the credit quality of loan investments and loan commitments issued for effective contracts as at Sep. 30, 2020. The gross amounts of loans are net of the transaction costs and fees that are capitalized through the effective interest method, or EIR method.

	Sep. 30, 2020	Dec. 31, 2019

Loan investments, gross carrying amount	7,081,758	2,320,362
Loan commitments	5,772,698	4,576,460

	12,854,456	6,896,822
Total ECL allowance (a) (Note C4)	(156,740)	(66,925)

	12,697,716	6,829,897

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C8	Loan investments, loan commitments and related ECL allowance (Continued)

During the nine months ended Sep. 30, 2020, new loan investments and loan commitments totaling USD5,985.90 million with credit ratings ranging from 1 to 10 have become effective and are included in the assessment of ECL at Sep. 30, 2020. Refer to Note D3 for the Bank’s internal rating.

(a) As at Sep. 30, 2020, the total ECL related to loan commitments is USD53.18 million (Dec. 31, 2019: USD19.51 million), and is presented as a provision in Note C15.

C9	Bond investments at amortized cost

Bond investments	Sep. 30, 2020	Dec. 31, 2019

Gross carrying amount	500,806	483,492
ECL allowance (Note C4)	(22,708)	(3,725)

Net carrying amount	478,098	479,767

The Bank has invested in a fixed income portfolio which comprises primarily Asian infrastructure related bonds. The bonds are initially recognized at fair value and subsequently measured at amortized cost. As at Sep. 30, 2020, the gross carrying amounts of investment grade bonds with credit ratings ranging from 1 to 4 and noninvestment grade bonds with credit ratings ranging from 5 to 12 were USD213.96 million (Dec. 31, 2019: USD169.08 million) and USD286.65 million (Dec. 31, 2019: USD314.41 million), respectively.

For the nine months ended Sep. 30, 2020, USD4.22 million investment loss was recognized as a result of disposal of certain bonds in the portfolio.

Bond investments at amortized cost are subject to credit losses estimated by applying an ECL model, assessed on a forward-looking basis.

As at Sep. 30, 2020, USD31.57 million of the gross carrying amount matures within 12 months (Dec. 31, 2019: USD47.24 million).

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C10	Investment in associate

On April 2, 2020, the Bank subscribed for a 30% economic interest in a private company incorporated in Singapore and limited by shares. The purpose of the investee is to acquire and securitize infrastructure loans.

For the period from the date of subscription to Sep. 30, 2020, the associate recognized a loss of USD1.19 million. The Bank has recorded a net loss of USD0.36 million following the equity method.

For the nine months ended Sep. 30, 2020

As at beginning of period	—
Additions	27,000
Share of loss for the period	(358)

Total investment in associate	26,642

Associates are those entities in which the Bank has significant influence over, but does not control or jointly control, the financial and operating policy decisions. Investment in an associate is accounted for under the equity method and is initially recognized at cost, including attributable goodwill, and is adjusted thereafter for the post-acquisition change in the Bank’s share of net assets less any impairment losses.

The Bank’s share of its associate’s profit or loss is recognized in the Bank’s Statement of Comprehensive Income. When the Bank’ share of losses in the associate equals or exceeds its interest in the associate, the Bank does not recognize further losses, unless the Bank has incurred obligations or made payments on behalf of the associate.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C11	Paid-in capital receivables

Paid-in capital receivables represent amounts due from members in respect of paid-in capital. According to the AOA, payments for paid-in capital (refer to Note C16) are due in five installments, with the exception of members designated as less developed countries, who may pay in ten installments. These amounts are initially recognized at fair value and subsequently measured at amortized cost. The fair value discount is accreted through income using the effective interest method. For the nine months ended Sep. 30, 2020, a total discount of USD0.07 million (for the nine months ended Sep. 30, 2019: USD2.79 million) has been debited to the reserve. An amount of USD5.95 million (for the nine months ended Sep. 30, 2019: USD47.88 million) has been accreted through income in the current period.

As at Sep. 30, 2020, overdue contractual undiscounted paid-in capital receivables amounting to USD144.01 million (Dec. 31, 2019: USD335.95 million) (Note C16) are not considered impaired.

As at Sep. 30, 2020, USD275.08 million (Dec. 31, 2019: USD461.36 million) of the paid- in capital balance is due within 12 months.

	For the nine months ended Sep 30, 2020	For the year ended Dec. 31, 2019

As at beginning of year	748,267	4,386,984
Paid-in capital receivables originated	5,035	72,876
Contributions received	(291,934)	(3,766,650)
Transfer from prepaid paid-in capital to contribution	(400)	(2,560)
Accretion to profit or loss	5,955	57,617

Total paid-in capital receivables	466,923	748,267

C12	Other assets

	Sep. 30, 2020	Dec. 31, 2019

Cash collateral receivable (Note C14)	22,330	—
Prepayments	2,735	2,136
Receivable for bond investments sold	55,000	—
Others	427	423

Total other assets	80,492	2,559

C13	Borrowings

	Sep. 30, 2020	Dec. 31, 2019

SEC-registered notes (a)	8,689,376	2,557,324
RMB Denominated Panda Bond (b)	437,265	—
Global Medium-Term Notes (c)	1,124,665	—

Total borrowings	10,251,306	2,557,324

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C13	Borrowings (Continued)

(a) As of Sep. 30, 2020, the Bank has issued a total of USD8.5 billion of SEC-registered fixed rate global notes in the capital markets. These notes are listed on the London Stock Exchange’s regulated market. The following table sets out the details of the SEC-registered notes.

(in USD million)
Date of issuance	Notional amount	Cash proceeds	Coupon (per annum)	Coupon payment	Maturity date

May 16, 2019	2,500	2,492.95	2.25%	Semi-annual	May 16, 2024
May 28, 2020	3,000	2,984.94	0.50%	Semi-annual	May 28, 2025
Sep. 29, 2020	3,000	2,994.09	0.25%	Semi-annual	Sep. 29, 2023

Total	8,500	8,471.98

(b) On June 15, 2020, the Bank issued Renminbi denominated bonds on China’s interbank bond market (“RMB Denominated Panda Bond”) in the aggregate amount of CNY3 billion, at a fixed interest rate of 2.4% p.a., payable annually, and a maturity date of June 15, 2023.

(c) For the nine months ended Sep. 30, 2020, the Bank issued a total of USD1,130 million equivalent fixed rate notes under its Global Medium-Term Note (GMTN) program through a combination of private and public placements. The Bank has entered into cross currency swaps and interest rate swaps to hedge its currency and interest rate exposures.

The borrowings have been designated as financial liabilities at fair value through profit or loss. The Bank applies the fair value designation to borrowings that have been swapped using derivative contracts, in order to significantly reduce accounting mismatches that would have otherwise arisen if the borrowings were carried at amortized cost while the related swaps are carried at fair value. Interest from borrowings was calculated based on outstanding balances of the borrowings and coupon rates and presented as interest expense in the Statement of Comprehensive Income.

The fair value changes for financial liabilities that are designated as at fair value through profit or loss, that is attributable to changes in the Bank’s own credit risk, are recognized in other comprehensive income in accordance with the requirements of IFRS 9. Fair value movements attributable to changes in the Bank’s own credit risk are determined by comparing the difference in valuation result from using the Bank’s credit spread and market-determined discount rates.

For the nine months ended Sep. 30, 2020, the fair value movements attributable to changes in the Bank’s own credit risk included in the other comprehensive income amounted to USD3.09 million.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C13	Borrowings (Continued)

The following table sets out information about changes in liabilities arising from borrowing activities, including changes arising from cash flows and non-cash changes for the nine months ended Sep. 30, 2020.

For the nine months ended Sep. 30, 2020

As at Jan. 1, 2020	2,557,324
Changes arising from cash flows
- Proceeds from borrowings	7,532,394
- Interest payments	(28,125)
Non-cash changes
- Accrued interests	56,564
- Changes in fair values included in the other comprehensive income	(3,093)
- Changes in fair values included in profit or loss (Note C3)	136,242

As at Sep. 30, 2020	10,251,306

C14	Derivatives

As at Sep. 30, 2020, the Bank has entered into several interest rate swap and cross currency swap contracts. Swap contracts are derivative instruments and valued at each reporting date using valuation techniques that consider observable market data such as yield curves, interest rate, and foreign currency rate. Net interests paid or received on these swap contracts are included within the net gain on financial instruments.

The following table sets out the contractual notional amounts and fair values of the derivatives as at Sep. 30, 2020. The payments under each of the swap contract are subject to enforceable master netting arrangements.

	As at Sep. 30, 2020 Fair value
	Contractual notional amount	Assets	Liabilities
Derivatives
Interest rate swaps	9,290,335	194,357	(21,408)
Cross currency swaps	903,342	8,521	(13,020)

Total derivatives	10,193,677	202,878	(34,428)

	As at Dec. 31, 2019 Fair value
	Contractual notional amount	Assets	Liabilities
Derivatives
Interest rate swap	2,500,000	49,987	—

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C14	Derivatives (Continued)

The table below presents the undiscounted net cash flows in/(out) of the swaps the Bank has entered into as at Sep. 30, 2020 and Dec. 31, 2019.

	As at Sep. 30, 2020
	Less than 1 month	1-3 months	3-12 months	1-5 years	Over 5 years	Total
Derivatives
Interest rate swaps	—	23,353	21,059	128,589	—	173,001
Cross currency swaps	(12)	(116)	28,829	36,034	501	65,236

	As at Dec. 31, 2019
	Less than 1 month	1-3 months	3-12 months	1-5 years	Over 5 years	Total
Derivatives
Interest rate swap	—	(12,716)	21,814	43,033	—	52,131

The Bank requires collateral in the form of cash against the exposures to derivative counterparties. The Bank records cash collateral in respect of the interest rate swaps and cross currency swaps based on the fair value of the swaps. This amount is presented separately in the Bank’s Statement of Financial Position as the cash flows are not applied towards the settlement of net interest payments. The collateral would only be applied against amounts due in the event that some or all the corresponding swaps are terminated early, including, but not limited to, as a result of a default by the relevant counterparty. As at Sep. 30, 2020, the Bank has received cash collateral of USD195.79 million (Note C15) (Dec. 31, 2019: USD49.71 million) from the swap counterparties, and has paid cash collateral of USD22.33 million (Note C12) (Dec. 31, 2019: nil) to the swap counterparties.

Due to the limited size and collateral arrangements for the swap contracts, the counterparty valuation adjustment (CVA) and debt valuation adjustment (DVA) do not have a material impact on the derivatives valuation as at Sep. 30, 2020 and Dec. 31, 2019.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C15	Other liabilities

	Sep. 30, 2020	Dec. 31, 2019

Cash collateral payable (Note C14)	195,790	49,710
Payable for investments purchased	92,602	—
Provision—ECL allowance (Note C8)	53,179	19,513
Accrued expenses	16,499	15,117
Staff costs payable	5,190	1,808
Deferred administration fee (Note C20)	793	845
Others	15	556

Total other liabilities	364,068	87,549

C16	Share capital

	Sep. 30, 2020	Dec. 31, 2019

Authorized capital	100,000,000	100,000,000

– Allocated
- Subscribed	96,743,900	96,718,400
- Unsubscribed	1,802,600	1,828,100

– Unallocated	1,453,500	1,453,500

Total authorized capital	100,000,000	100,000,000

Subscribed capital	96,743,900	96,718,400
Less: callable capital	(77,395,100)	(77,374,700)

Paid-in capital	19,348,800	19,343,700

Paid-in capital comprises:
– amounts received	18,872,079	18,579,745
– amounts due but not yet received	144,011	335,945
– amounts not yet due	332,710	428,010

Total paid-in capital	19,348,800	19,343,700

In accordance with Articles 4 and 5 of the AOA, the initial authorized capital stock of the Bank is USD100 billion, divided into 1,000,000 shares, which shall be available for subscription only by members.

The original authorized capital stock is divided into paid-in shares and callable shares, with paid-in shares having an aggregate par value of USD20 billion and callable shares having an aggregate par value of USD80 billion.

Payment of the amount subscribed to the callable capital stock of the Bank shall be subject to call only as and when required by the Bank to meet its liabilities. Calls on unpaid subscriptions shall be uniform in percentage on all callable shares.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C16	Share capital (Continued)

In accordance with Article 37 of the AOA, any member may withdraw from the Bank at any time by delivering a notice in writing to the Bank at its principal office. A withdrawing member remains liable for all direct and contingent obligations to the Bank to which it was subject at the date of delivery of the withdrawal notice. At the time a country ceases to be a member, the Bank shall arrange for the repurchase of such country’s shares by the Bank as a part of the settlement of accounts with such country.

Members	Total shares	Subscribed capital	Callable capital	Paid-in capital

Afghanistan	866	86,600	69,300	17,300
Algeria	50	5,000	4,000	1,000
Australia	36,912	3,691,200	2,953,000	738,200
Austria	5,008	500,800	400,600	100,200
Azerbaijan	2,541	254,100	203,300	50,800
Bahrain	1,036	103,600	82,900	20,700
Bangladesh	6,605	660,500	528,400	132,100
Belarus	641	64,100	51,300	12,800
Belgium	2,846	284,600	227,700	56,900
Benin	50	5,000	4,000	1,000
Brunei Darussalam	524	52,400	41,900	10,500
Cambodia	623	62,300	49,800	12,500
Canada	9,954	995,400	796,300	199,100
China	297,804	29,780,400	23,824,300	5,956,100
Cook Islands	5	500	400	100
Côte d’Ivoire	50	5,000	4,000	1,000
Cyprus	200	20,000	16,000	4,000
Denmark	3,695	369,500	295,600	73,900
Ecuador	50	5,000	4,000	1,000
Egypt	6,505	650,500	520,400	130,100
Ethiopia	458	45,800	36,600	9,200
Fiji	125	12,500	10,000	2,500
Finland	3,103	310,300	248,200	62,100
France	33,756	3,375,600	2,700,500	675,100
Georgia	539	53,900	43,100	10,800
Germany	44,842	4,484,200	3,587,400	896,800
Ghana	50	5,000	4,000	1,000
Greece	100	10,000	8,000	2,000
Guinea	50	5,000	4,000	1,000
Hong Kong, China	7,651	765,100	612,100	153,000
Hungary	1,000	100,000	80,000	20,000
Iceland	176	17,600	14,100	3,500
India	83,673	8,367,300	6,693,800	1,673,500
Indonesia	33,607	3,360,700	2,688,600	672,100
Iran	15,808	1,580,800	1,264,600	316,200
Ireland	1,313	131,300	105,000	26,300
Israel	7,499	749,900	599,900	150,000

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C16	Share capital (Continued)

Members	Total shares	Subscribed capital	Callable capital	Paid-in capital

Italy	25,718	2,571,800	2,057,400	514,400
Jordan	1,192	119,200	95,400	23,800
Kazakhstan	7,293	729,300	583,400	145,900
Korea	37,387	3,738,700	2,991,000	747,700
Kyrgyz Republic	268	26,800	21,400	5,400
Lao PDR	430	43,000	34,400	8,600
Luxembourg	697	69,700	55,800	13,900
Madagascar	50	5,000	4,000	1,000
Malaysia	1,095	109,500	87,600	21,900
Maldives	72	7,200	5,800	1,400
Malta	136	13,600	10,900	2,700
Mongolia	411	41,100	32,900	8,200
Myanmar	2,645	264,500	211,600	52,900
Nepal	809	80,900	64,700	16,200
Netherlands	10,313	1,031,300	825,000	206,300
New Zealand	4,615	461,500	369,200	92,300
Norway	5,506	550,600	440,500	110,100
Oman	2,592	259,200	207,400	51,800
Pakistan	10,341	1,034,100	827,300	206,800
Philippines	9,791	979,100	783,300	195,800
Poland	8,318	831,800	665,400	166,400
Portugal	650	65,000	52,000	13,000
Qatar	6,044	604,400	483,500	120,900
Romania	1,530	153,000	122,400	30,600
Russia	65,362	6,536,200	5,229,000	1,307,200
Rwanda	50	5,000	4,000	1,000
Samoa	21	2,100	1,700	400
Saudi Arabia	25,446	2,544,600	2,035,700	508,900
Serbia	50	5,000	4,000	1,000
Singapore	2,500	250,000	200,000	50,000
Spain	17,615	1,761,500	1,409,200	352,300
Sri Lanka	2,690	269,000	215,200	53,800
Sudan	590	59,000	47,200	11,800
Sweden	6,300	630,000	504,000	126,000
Switzerland	7,064	706,400	565,100	141,300
Tajikistan	309	30,900	24,700	6,200
Thailand	14,275	1,427,500	1,142,000	285,500
Timor-Leste	160	16,000	12,800	3,200
Turkey	26,099	2,609,900	2,087,900	522,000
United Arab Emirates	11,857	1,185,700	948,600	237,100
United Kingdom	30,547	3,054,700	2,443,800	610,900
Uruguay	50	5,000	4,000	1,000
Uzbekistan	2,198	219,800	175,800	44,000
Vanuatu	5	500	400	100
Vietnam	6,633	663,300	530,600	132,700

Total	967,439	96,743,900	77,395,100	19,348,800

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C17	Reserves

Based on Article 18.1 of the AOA, the Board of Governors shall determine at least annually what part of the net income of the Bank shall be allocated, after making provision for reserves, to retained earnings or other purposes and what part, if any, shall be distributed to the members.

C18	Distribution

Retained earnings as at Sep. 30, 2020 are USD784.68 million (Dec. 31, 2019: USD658.16 million). For the nine months ended Sep. 30, 2020, USD5.96 million (for the nine months ended Sep. 30, 2019: USD47.88 million) of retained earnings has been transferred to the reserve for accretion of the paid-in capital receivables.

No dividends were declared during the reporting period.

C19	Unconsolidated structured entity

Two Special Funds established and administered by the Bank based on Article 17.1 of the AOA are unconsolidated structured entities for accounting purposes. Consistent with Article 10 of the Bank’s AOA, the resources of the Special Funds shall at all times and in all respects be held, used, committed, invested or otherwise disposed of entirely separately from the Bank’s ordinary resources.

The objective of the Project Preparation Special Fund is to support and facilitate preparatory activities during the preparation and early implementation of projects, on a grant basis, for the benefit of one or more members of the Bank that, at the time when the decision to extend the grant is made by the Bank, are classified as recipients of financing from the International Development Association (IDA), and other members of the Bank with substantial development needs and capacity constraints.

The resources of the Project Preparation Special Fund consist of: (a) amounts accepted from any member of the Bank, any of its political or administrative sub-divisions, or any entity under the control of the member or such sub-divisions or any other country, entity or person approved by the President may become a contributor to the Special Funds; (b) income derived from investment of the resources of the Special Funds; and (c) funds reimbursed to the Special Funds, if any.

The purpose of the Special Fund Window under COVID-19 Crisis Recovery Facility (Special Fund Window) is to reduce the burden of AIIB’s lower-income members seeking financing under the Crisis Recovery Facility (CRF).

The resources of the Special Fund Window, which include amounts transferred by the Bank from its Project Preparation Special Fund, shall be used, on a grant basis, to buy down the interest due under sovereign-backed financings under the CRF (except for policy-based financings) to, or guaranteed by, eligible Bank members. Eligible Bank members are those that, at the time the decision to extend the relevant CRF financing is made, are eligible to receive financing from IDA and are determined as IDA-only.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C19	Unconsolidated structured entity (Continued)

The full cost of administering the Special Funds are charged to the respective Special Funds. The Bank charges an administration fee equal to 1% of any contribution, and the Special Funds bear all expenses appertaining directly to operations financed from the resources of the Special Funds.

As at Sep. 30, 2020, the Project Preparation Special Fund has aggregate contributions received amounting to USD115.5 million (Dec. 31, 2019: USD115.5 million). For the nine months ended Sep. 30, 2020, fees recognized as income amounted to USD0.052 million (for the nine months ended Sep. 30, 2019: USD0.052 million) (Note C2). As at Sep. 30, 2020, deferred administration fees recognized as other liabilities amounted to USD0.79 million (Dec. 31, 2019: USD0.85 million).

The Bank is not obliged to provide financial support to the Special Funds.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C20	Related party transactions

Parties are generally considered to be related if the parties are under common control, or one party has the ability to control the other party or can exercise significant influence over the other party in making financial or operational decisions. In considering each possible related party relationship, attention is directed to the substance of the relationship, not merely to the legal form.

Outstanding balances with related parties are as follows:

	Sep. 30, 2020		Dec. 31, 2019
	Key management personnel	Other related parties	Key management personnel	Other related parties

Loan investments (1)	—	614,075	—	247,408
LP Fund (2)	—	27,592	—	—
Investment in associate (3)	—	26,642	—	—
Staff loan	35	—	10	—
Other liabilities (4)
(Note C15)	—	775	—	845

The income and expense items affected by transactions with related parties are as follows:

	For the nine months ended Sep. 30, 2020		For the nine months ended Sep. 30, 2019
	Key management personnel	Other related parties	Key management personnel	Other related parties

Income from loan investments	—	8,026	—	2,621
Net loss on LP Fund	—	(4,395)	—	—
Net loss on investment in associate	—	(358)	—	—
Income from Special Funds
(Administration Fee)	—	52	—	52

(1) Loan investments

The Bank approved a USD250 million term loan facility to a nonsovereign borrower that is ultimately controlled by a state-owned enterprise of China in 2017. This loan facility was fully disbursed in the year of 2019. The Bank entered into the agreement with the borrower in the ordinary course of business under normal commercial terms and at market rates. This loan facility has been guaranteed by a commercial bank.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C20	Related party transactions (Continued)

On April 3, 2020, the Bank approved a sovereign-backed facility of USD335 million equivalent to China to strengthen its public health infrastructure in combating the outbreak of COVID-19. AIIB’s standard interest rate for sovereign-backed loans has been applied.

(2) In July 2019, the Bank approved a USD75 million investment into a limited partnership Fund organized under the laws of Hong Kong, China and subscribed to an interest therein in November 2019. In addition to the Bank, the Government of China and other entities related therewith are also limited partners of the Fund. The Bank will not take part in the management of the Fund. As at Sep. 30, 2020, the fair value of the Bank’s interest in the Fund is USD27.59 million.

(3) In April 2020, the Bank subscribed for USD54 million of preference shares in an associate. The terms of the preference shares provide the Bank with 30% voting power over the financial and operating decisions of the investee’s governing body (Note C10).

(4) Other liabilities relate to the Special Funds administration fee (Note C19).

Key management personnel

Key management personnel are those persons who have the authority and responsibility to plan, direct, and control the activities of the Bank. Key management personnel of the Bank is defined as the members of the Bank’s Executive Committee, that is, in accordance with the Terms of Reference of the Executive Committee, the President, the Vice Presidents, the General Counsel, the Chief Risk Officer and the Chief Financial Officer.

During the nine months ended Sep. 30, 2020 and the year ended Dec. 31, 2019, other than loans granted to key management personnel as disclosed above, the Bank has no other material transactions with key management personnel.

The compensation of key management personnel during the period comprises short-term employee benefits of USD3.28 million (for the nine months ended Sep. 30, 2019: USD3.12 million) and defined contribution plans of USD0.61 million (for the nine months ended Sep. 30, 2019: USD0.57 million).

Use of office building

In accordance with Article 5 of the Headquarters Agreement, the Government provides a permanent office building and temporary office accommodation to the Bank, free of charge. On June 1, 2020, the Bank started using the permanent office building. The temporary office was handed over to the Government on June 5, 2020.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C21	Segment reporting

The Bank has only one reportable segment since financial results are reviewed and resource allocation decisions are made at the entity level.

The following table presents the Bank’s loan revenue by borrowers’ geographic region for the nine months ended Sep. 30, 2020, and Sep. 30, 2019.

Loan revenue comprises loan interest incomes, loan commitment fee and service fees.

	For the nine months ended Sep. 30, 2020			For the nine months ended Sep. 30, 2019
Region (1)	Sovereign -backed loans	Nonsovereign -backed loans	Total	Sovereign -backed loans	Nonsovereign -backed loans	Total
Central Asia	679	—	679	600	10	610
Eastern Asia	1,931	6,095	8,026	—	2,621	2,621
South Eastern Asia	7,553	1,978	9,531	4,782	817	5,599
Southern Asia	23,185	2,943	26,128	16,362	1,477	17,839
Western Asia	21,578	9,209	30,787	24,651	3,717	28,369

Asia	54,926	20,225	75,151	46,396	8,642	55,038
Non-Asia	615	6,131	6,746	493	6,859	7,352

Total	55,541	26,356	81,897	46,889	15,501	62,390

(1) Regional distribution aligns with the definition of geographic regions used by the United Nations Statistics Division.

C22	Events after the end of the reporting period

There have been no other material events since the reporting date that would require disclosure or adjustment to these financial statements.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D1	Overview

The Bank adopts a proactive and comprehensive approach to risk management that is instrumental to the Bank’s financial viability and success in achieving its mandate. The ability to identify, mitigate, and manage risk begins with the Bank’s policies established with a strong risk culture. In addition to establishing appropriate risk parameters and a thorough and robust project review and monitoring process, the risk management function provides independent oversight of credit and other investment risk, market risk, liquidity risk, counterparty credit risk, model risk, operational risk, and compliance risk in the Bank’s activities. It is also designed to manage assets and liabilities to minimize the volatility in equity value and to maintain sufficient liquidity.

D2	Financial risk management framework

The Bank has developed its risk appetite in pursuit of AIIB’s goals, objectives, and operating plan, consistent with applicable capital, liquidity and other requirements. The Board reviews and supports the Bank’s risk appetite and approves top down risk allocation, limits and key risk policies.

The Risk Committee is responsible for establishing the framework, which enables the Bank to effectively identify, measure, monitor and control risk exposures consistent with the Board-supported risk appetite.

The Risk Management Department has overall responsibility for overseeing the Bank’s risk-taking activities, undertaking risk assessments and reporting independently from the business units.

(i) Investment operations portfolio

The Investment Committee reviews proposed projects prepared by Investment Operations staff in compliance with the Bank’s policies and procedures. In order to make its recommendations, the committee is supported by relevant departments with assessments specific to their area, including risk management, legal, finance, strategy, environmental and social aspects, and procurement. The Board of Directors delegates the authority to approve all projects of the Bank to the President, unless such projects fall within the exceptions set out in the Bank’s Regulation on the Accountability Framework.

Responsibilities of various departments throughout the project lifecycle are delineated and regularly updated by the Bank’s management.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D2	Financial risk management framework (Continued)

(ii) Treasury portfolio

•	Investments

The treasury portfolio includes cash and deposits with banks, MMFs, bond investments, certificates of deposit and investment portfolios through the Bank’s External Managers Program.

According to the Bank’s General Investment and Financial Derivative Authority, the Bank can make investments in the assets specified in a list of eligible assets, including term deposits and certain money market funds that invest in high credit quality securities.

•	Borrowings

The Bank employs a strategy of issuing securities to establish its presence in key capital markets, which provide the Bank with cost-efficient funding levels. Swaps may be used for asset and liability management purposes to match the liabilities resulting from such issuances of notes with the profile of the Bank’s assets, such as loan investments and instruments that are part of the treasury portfolio.

D3	Credit risk

Credit risk management

The Bank takes on exposure to credit risk, which is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. Exposure to credit risk arises as a result of the Bank’s lending and other transactions with counterparties giving rise to financial assets and loan commitments.

The Bank is primarily exposed to credit risk in both its loan granting, bond investments and deposit placing activities. The counterparties could default on their contractual obligations or the carrying value of the Bank’s investments could become impaired due to increase in credit risk of the counterparty.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit risk management (Continued)

(i) Credit risk in the investment operations portfolio

•	Sovereign-backed loans

Sovereign-backed loans are the obligation of a member as borrower or guarantor. The Bank’s credit decisions are based on assessments of the borrower’s or guarantor’s capacity to service the loan. These assessments are undertaken in accordance with the relevant operational policies. Specifically, the Bank performs its own sovereign credit analysis and assigns its own internal sovereign credit rating. When making these assessments, the Bank gives particular consideration to the International Monetary Fund/World Bank debt sustainability analyses and will utilize, where appropriate, country and macroeconomic reporting by multilateral development banks (“MDBs”), commercial banks, and “think tanks”. The appraisal of sovereign-backed loans takes into account, as appropriate, a full assessment of the project’s benefits and risks. The Bank’s internal rating has 12 notches, with rating 1-4 for investment grade. The following table sets out the mapping between the Bank’s internal rating with Standard & Poor’s (“S&P”) credit rating:

AIIB’s Internal Rating	S&P Rating
1	A or better
2	A-
3	BBB+
4	BBB & BBB-
5	BB+
6	BB
7	BB-
8	B+
9	B
10	B-
11	CCC+ or worse
12	Default

As at Sep. 30, 2020, the rating of sovereign-backed loans ranges from 1 to 11 and the related range of annualized probability of default (“PD”) is 0.03% -29.43% (Dec. 31, 2019: rating ranges from 2 to 10 with annualized PD ranging from 0.10% -8.67%) .

As an international financial institution, the Bank does not participate in country debt rescheduling or debt reduction exercises of sovereign-backed loans or guarantees.

When a borrower fails to make payment on any principal, interest, or other charge due to the Bank, the Bank may suspend disbursements immediately on all loans to that borrower. The conditions for suspension of sovereign-backed loans are presented in more detail in the Bank’s operational policies. Under its operational policies, the Bank would cease making new sovereign-backed loans to the borrower once any loans are overdue by more than 30 days and suspend all disbursements to or guaranteed by the member concerned once any loans are overdue by more than 60 days.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit risk management (Continued)

•	Nonsovereign-backed financings

The Bank provides private enterprises and state-owned or state-controlled enterprises with loans and investments that do not have a full member guarantee. However, the Bank retains the right, when it deems it advisable, to require a full or partial sovereign guarantee.

The Bank assigns an internal credit rating taking into account specific project, sector, macro and country credit risks. For nonsovereign projects, risk ratings are normally capped by the sovereign credit rating, except where the Bank has recourse to a guarantor from outside the country which may have a better rating than the local sovereign credit rating.

As at Sep. 30, 2020, the rating of nonsovereign-backed loans ranges from 1 to 10 and the related annualized PD is 0.03% -8.67% (Dec. 31, 2019: rating ranges from 1 to 10 with annualized PD ranging from 0.03% -8.67%).

•	Investment in Trust, LP Funds and others

As at Sep. 30, 2020, the investment operations portfolio includes investment in Trust, LP Funds and others described in Note C7. The investments are measured at fair value through profit or loss. The fair value related information is described in Note E.

•	Bond investments

As at Sep. 30, 2020, the investment operations portfolio includes bond portfolio investments described in Note C9. The investments are measured at amortized cost and subject to ECL assessment.

(ii) Credit risk in the treasury portfolio

Treasury activities and risk appetite are managed in line with the Bank’s Risk Management Framework. The Bank has a limits policy which determines the maximum exposure to eligible counterparties and instruments. Eligible counterparties must have a single-A minus credit rating or higher. All individual counterparty and investment credit lines are monitored and reviewed by the Risk Management Department periodically.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit risk management (Continued)

As at Sep. 30, 2020, counterparties of the treasury portfolio have credit ratings of single-A minus or higher. The credit risk of the treasury portfolio is mainly from the deposits, MMFs, External Managers Program and bond investments. However, given the high credit quality, no significant loss provisions are made for the investments in the treasury portfolio for the nine months ended Sep. 30, 2020.

The Bank has counterparty credit risk through the transaction of derivatives to hedge the fixed rate of its funding operations into a floating rate. The exposure present from these derivatives are managed through the Bank holding a Credit Support Annex with each of the counterparties. This enables the exchange of cash collateral (subject to minimum threshold amounts) against the prevailing value of the derivatives. This is supplemented with the requirement for the counterparty to post initial margin in the case of its external credit rating falling below an agreed level, which would mitigate against the Bank experiencing losses while replacement derivatives are put in place.

Credit quality analysis

Except for loan investments and bond investments, other financial assets are paid-in capital receivables, deposits with banks and MMFs, for which the credit risk is not material.

The following table sets out the gross carrying amount and commitments for sovereign-backed loans, nonsovereign-backed loans and bond investments, with their respective ECL allowance balances.

	Sep. 30, 2020			Dec. 31, 2019
	Gross Carrying amount	Commitments	ECL	Gross Carrying amount	Commitments	ECL
Sovereign-backed loans	6,262,387	5,612,535	(133,772)	1,730,200	4,436,664	(56,443)
Nonsovereign-backed loans	819,371	160,163	(22,968)	590,162	139,796	(10,482)

Loan investments	7,081,758	5,772,698	(156,740)	2,320,362	4,576,460	(66,925)
Bond investments	500,806	—	(22,708)	483,492	—	(3,725)

Total	7,582,564	5,772,698	(179,448)	2,803,854	4,576,460	(70,650)

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

(i) Concentration of credit risk

The geographical distribution of the Bank’s loan investments (gross carrying amount of loans and exposure of loan commitments) and ECL is as follows:

	Sep. 30, 2020			Dec. 31, 2019
Region	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total
Sovereign-backed loans
Central Asia	168,133	—	168,133	87,405	—	87,405
Eastern Asia	365,775	—	365,775	—	—	—
Southeastern Asia	2,895,256	40,127	2,935,383	1,188,443	—	1,188,443
Southern Asia	5,003,650	664,044	5,667,694	2,426,219	384,952	2,811,171
Western Asia	1,522,702	865,809	2,388,511	914,643	865,264	1,779,907

Asia	9,955,516	1,569,980	11,525,496	4,616,710	1,250,216	5,866,926
Non-Asia	349,426	—	349,426	299,938	—	299,938

Subtotal	10,304,942	1,569,980	11,874,922	4,916,648	1,250,216	6,166,864

	Sep. 30, 2020			Dec. 31, 2019
Region	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total
ECL allowance
Central Asia	716	—	716	1,039	—	1,039
Eastern Asia	74	—	74	—	—	—
Southeastern Asia	1,668	5,300	6,968	99	—	99
Southern Asia	31,535	72,688	104,223	907	29,731	30,638
Western Asia	1,304	20,142	21,446	824	23,796	24,620

Asia	35,297	98,130	133,427	2,869	53,527	56,396
Non-Asia	345	—	345	47	—	47

Subtotal	35,642	98,130	133,772	2,916	53,527	56,443

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

(i) Concentration of credit risk (Continued)

	Sep. 30, 2020			Dec. 31, 2019
Region	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total
Nonsovereign-backed loans
Central Asia	—	—	—	—	—	—
Eastern Asia	249,000	—	249,000	247,408	—	247,408
Southeastern Asia	93,758	—	93,758	18,994	—	18,994
Southern Asia	88,291	76,501	164,792	88,732	—	88,732
Western Asia	149,943	184,118	334,061	227,691	—	227,691

Asia	580,992	260,619	841,611	582,825	—	582,825
Non-Asia	112,102	25,821	137,923	119,851	27,282	147,133

Subtotal	693,094	286,440	979,534	702,676	27,282	729,958

Total	10,998,036	1,856,420	12,854,456	5,619,324	1,277,498	6,896,822

	Sep. 30, 2020			Dec. 31, 2019
Region	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total
ECL allowance
Central Asia	—	—	—	—	—	—
Eastern Asia	76	—	76	18	—	18
Southeastern Asia	2,861	—	2,861	479	—	479
Southern Asia	430	1,285	1,715	262	—	262
Western Asia	1,431	12,707	14,138	1,191	—	1,191

Asia	4,798	13,992	18,790	1,950	—	1,950
Non-Asia	1,384	2,794	4,178	2,050	6,482	8,532

Subtotal	6,182	16,786	22,968	4,000	6,482	10,482

Total	41,824	114,916	156,740	6,916	60,009	66,925

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

The following table sets out the credit quality of loan investments (gross carrying amount of loans and exposure of loan commitments) segmented by the Bank’s internal credit rating system and their respective staging.

	Sep. 30, 2020			Dec. 31, 2019
Internal credit rating	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total
Sovereign-backed loans
Investment grade	6,572,132	—	6,572,132	3,069,081	—	3,069,081
Noninvestment grade (a)	3,732,810	1,569,980	5,302,790	1,847,567	1,250,216	3,097,783

Subtotal	10,304,942	1,569,980	11,874,922	4,916,648	1,250,216	6,166,864

Nonsovereign-backed loans
Investment grade	249,000	—	249,000	247,408	—	247,408
Noninvestment grade (b)	444,094	286,440	730,534	455,268	27,282	482,550

Subtotal	693,094	286,440	979,534	702,676	27,282	729,958

Total	10,998,036	1,856,420	12,854,456	5,619,324	1,277,498	6,896,822

(a) For the noninvestment grade sovereign-backed loan exposures as at Sep. 30, 2020, balances of USD3,416 million have internal ratings ranging from 5 to 7 (Dec. 31, 2019: USD2,006 million), and balances of USD1,887 million have internal ratings ranging from 8 to 12 (Dec. 31, 2019: USD1,092 million).

(b) For the noninvestment grade nonsovereign-backed loan exposures as at Sep. 30, 2020, balances of USD125 million have internal ratings ranging from 5 to 7 (Dec. 31, 2019: USD175 million), and balances of USD606 million have internal ratings ranging from 8 to12 (Dec. 31, 2019: USD307 million).

The Economic Resilience sector presented the largest share of the Bank’s sectoral loan investments and loan commitments as at Sep. 30, 2020. This was followed by Energy, Transport, Water, Public Health, Urban, Finance, Information and Communication Technology (ICT) and others sector.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

(ii) Credit enhancement

As at Sep. 30, 2020, the Bank’s maximum exposure to credit risk from financial instruments other than undrawn loan commitments before taking into account any collateral held or other credit enhancements is their carrying amount presented in the Statement of Financial Position. The maximum exposure to credit risk from the undrawn loan commitments as at Sep. 30, 2020 is USD5,773 million (Dec. 31, 2019: USD4,576 million).

Credit enhancement for loan investments (gross carrying amount of loans and exposure of loan commitments) are as below:

	Sep. 30, 2020	Dec. 31, 2019

Guaranteed by sovereign members	2,215,955	2,013,863
Guaranteed by nonsovereign entities	434,731	367,915
Unguaranteed (a)	10,203,770	4,515,044

Total	12,854,456	6,896,822

(a) The unguaranteed loan investments mainly represent sovereign-backed loans and loan commitments granted to members.

The Bank mitigates the counterparty credit risk from its investments through the credit approval process, the use of collateral agreements, and risk limits. As at Sep. 30, 2020, the Bank holds project assets and certain securities as collateral for certain nonsovereign-backed loans, and cash collateral for derivative instruments. There was no other credit enhancement held as at Sep. 30, 2020 and Dec. 31, 2019.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

(iii) Reconciliation of gross carrying amount of loans and exposure of loan commitments, bond investments, and ECL

An analysis of the changes in the gross carrying amount of loans and exposure of loan commitments, with the related changes in ECL allowances is as follows:

Sovereign-backed loans

	Stage 1	Stage 2	Total
Gross carrying amount of loans and exposure of loan commitments as at Jan. 1, 2020	4,916,648	1,250,216	6,166,864
New loans and commitments originated	5,715,998	—	5,715,998
Repayments	(1,275)	—	(1,275)
Movement in net transaction costs, fees, and related income through EIR method	(6,716)	51	(6,665)
Transfer to stage 1	—	—	—
Transfer to stage 2	(319,713)	319,713	—

As at Sep. 30, 2020	10,304,942	1,569,980	11,874,922

	Stage 1	Stage 2	Total

ECL allowance as at Jan. 1, 2020	2,916	53,527	56,443
Additions	32,014	—	32,014
Change in risk parameters (1)	968	13,970	14,938
Change from lifetime (stage 2) to 12-month (stage 1) ECL	—	—	—
Change from 12-month (stage 1) to lifetime (stage 2) ECL	(256)	30,633	30,377

As at Sep. 30, 2020	35,642	98,130	133,772

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

Nonsovereign-backed loans

	Stage 1	Stage 2	Total
Gross carrying amount of loans and exposure of loan commitments as at Jan. 1, 2020	702,676	27,282	729,958
New loans and commitments originated	269,900	—	269,900
Repayments	(14,527)	(973)	(15,500)
Movement in net transaction costs, fees, and related income through EIR method	(4,336)	(488)	(4,824)
Transfer to stage 1	—	—	—
Transfer to stage 2	(260,619)	260,619	—

As at Sep. 30, 2020	693,094	286,440	979,534

	Stage 1	Stage 2	Total

ECL allowance as at Jan. 1, 2020	4,000	6,482	10,482
Additions	9,614	—	9,614
Change in risk parameters (1)	(628)	(3,688)	(4,316)
Change from lifetime (stage 2) to 12-month (stage 1) ECL	—	—	—
Change from 12-month (stage 1) to lifetime (stage 2) ECL	(6,804)	13,992	7,188

As at Sep. 30, 2020	6,182	16,786	22,968

Total gross carrying amount of loans and exposure of loan commitments as at Sep. 30, 2020	10,998,036	1,856,420	12,854,456

Total ECL allowance as at Sep. 30, 2020	41,824	114,916	156,740

(1) The change in the loss allowance is due to change in the PD, LGD and exposure at default (EAD) used to calculate the expected credit loss for the loans.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

Sovereign-backed loans

	Stage 1	Stage 2	Total
Gross carrying amount of loans and exposure of loan commitments as at Jan. 1, 2019	2,859,054	1,264,756	4,123,810
New loans and commitments originated	2,058,400	—	2,058,400
Repayments	(384)	—	(384)
Cancellations	—	(15,750)	(15,750)
Movement in net transaction costs, fees, and related income through EIR method	(422)	1,210	788
Transfer to stage 1	—	—	—
Transfer to stage 2	—	—	—

As at Dec. 31, 2019	4,916,648	1,250,216	6,166,864

	Stage 1	Stage 2	Total
ECL allowance as at Jan. 1, 2019	2,007	44,368	46,375
Additions	409	—	409
Change in risk parameters (1)	500	9,159	9,659
Change from lifetime (stage 2) to 12-month (stage 1) ECL	—	—	—
Change from 12-month (stage 1) to lifetime (stage 2) ECL	—	—	—

As at Dec. 31, 2019	2,916	53,527	56,443

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

Nonsovereign-backed loans

	Stage 1	Stage 2	Total
Gross carrying amount of loans and exposure of loan commitments as at Jan. 1, 2019	585,677	—	585,677
New loans and commitments originated	139,550	—	139,550
Repayment of loans	(1,731)	—	(1,731)
Movement in net transaction costs, fees, and related income through EIR method	6,462	—	6,462
Transfer to stage 1	—	—	—
Transfer to stage 2	(27,282)	27,282	—

As at Dec. 31, 2019	702,676	27,282	729,958

	Stage 1	Stage 2	Total
ECL allowance as at Jan. 1, 2019	2,598	—	2,598
Additions	993	—	993
Change in risk parameters (1)	704	—	704
Change from lifetime (stage 2) to 12-month (stage 1) ECL	—	—	—
Change from 12-month (stage 1) to lifetime (stage 2) ECL	(295)	6,482	6,187

As at Dec. 31, 2019	4,000	6,482	10,482

Total gross carrying amount of loans and exposure of loan commitments as at Dec. 31, 2019	5,619,324	1,277,498	6,896,822

Total ECL allowance as at Dec. 31, 2019	6,916	60,009	66,925

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

Bond investments

	Stage 1	Stage 2	Stage 3	Total
Bond investments as at Jan. 1, 2020	427,956	55,536	—	483,492
New bond investments	97,504	—	—	97,504
Accrual and amortization	1,434	460	—	1,894
Transfer to stage 1	33,003	(33,003)	—	—
Transfer to stage 2	(153,896)	153,896	—	—
Transfer to stage 3 (1)	(15,565)	—	15,565	—
Derecognition	(70,261)	(11,823)	—	(82,084)

As at Sep. 30, 2020	320,175	165,066	15,565	500,806

	Stage 1	Stage 2	Stage 3	Total
ECL allowance as at Jan. 1, 2020	1,635	2,090	—	3,725
Additions	1,422	—	—	1,422
Change in risk parameters	242	(276)	—	(34)
Change from lifetime (stage 2) to 12-month (stage 1) ECL	242	(1,234)	—	(992)
Change from 12-month (stage 1) to lifetime (stage 2) ECL	(1,831)	6,831	—	5,000
Change from 12-month (stage 1) to lifetime (stage 3) ECL (1)	(393)	—	14,326	13,933
Released provisions for derecognized bonds	(94)	(252)	—	(346)

As at Sep. 30, 2020	1,223	7,159	14,326	22,708

(1) The Bank held bonds from two issuances by the same issuer that was assessed as “credit impaired” and downgraded to Stage 3. As at Sep. 30, 2020, a total of USD14.33 million of ECL allowance has been provided for the bonds.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

Bond investments

	Stage 1	Stage 2	Total
Bond investments as at Jan. 1, 2019	—	—	—
New bond investments	483,492	—	483,492
Transfer to stage 1	—	—	—
Transfer to stage 2	(55,536)	55,536	—

As at Dec. 31, 2019	427,956	55,536	483,492

	Stage 1	Stage 2	Total
ECL allowance as at Jan. 1, 2019	—	—	—
Additions	3,725	—	3,725
Change in risk parameters	—	—	—
Change from lifetime (stage 2) to 12-month (stage 1) ECL	—	—	—
Change from 12-month (stage 1) to lifetime (stage 2) ECL	(2,090)	2,090	—

As at Dec. 31, 2019	1,635	2,090	3,725

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

ECL measurement

The Bank adopts an ECL “three-stage” model for applicable financial instruments. A “three-stage” model for impairment is based on changes in credit quality since initial recognition:

•

A financial instrument that has not experienced significant increase in credit risk (“SICR”) in its credit quality as compared to its rating at origination is classified in “Stage 1”, and has its credit risk continuously monitored by the Bank;

•	If it has experienced SICR since initial recognition, the financial instrument is moved to “Stage 2”, but is not yet deemed to be credit impaired;
•	If the financial instrument is deemed to be credit impaired, the financial instrument is then moved to “Stage 3”.

The Bank’s main credit risk exposure related to ECL measurement is from loan investments, loan commitments and bond investments.

The following reflects the Bank’s ECL measurement focusing on loan investments, loan commitments and bond investments. Given the nature of the Bank’s business (large infrastructure loans), all the instruments are assessed on an individual basis. Investments made in bonds are treated in the same manner since each individual bond has different credit risk characteristics that may be driven by different factors as well.

The key judgments and assumptions adopted by the Bank are discussed below:

(i) Significant increase in credit risk

The Bank considers a financial instrument to have experienced SICR when one or more of the following quantitative, qualitative or backstop criteria have been met:

•	Quantitative criteria

Deterioration in credit rating is used as the quantitative criteria of SICR:

–	For investment grade financial assets, rating downgrade by 2 notches determined by comparing the current rating (incorporating forward-looking information) with rating at origination;
–	For noninvestment grade financial assets, rating downgrade by 1 notch determined by comparing the current rating (incorporating forward-looking information) with rating at origination.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

ECL measurement (Continued)

All financial assets included in the Bank’s investment portfolio receive a rating from 1-12 in the AIIB’s Internal Rating scale. All transactions receive an initial rating and are updated at least once a year to determine if there has a SICR since origination, which is reflected in Stage 1 or Stage 2 of the ECL at each reporting date. The internal rating model used depends on the segment of the portfolio and the type of asset:

(i)

For sovereign-backed loans, they receive the internal rating of the sovereign. AIIB subscribes to macroeconomic data services and primarily leverages on the analysis of three of the main international credit rating agencies (ICRAs) and assesses the impact on internal ratings of the preferred creditor status, which is customarily applicable to sovereign-backed lending of International Financial Institutions;

(ii)

For nonsovereign-backed loans, the internal rating is calculated using specific scorecards developed for AIIB by S&P based on the type of transaction: project finance, corporate finance and financial institutions. Each scorecard contains specific credit risk factors and weights relevant to the type of transaction; and

(iii)

In the case of nonsovereign bond transactions, the Bank first utilizes the ratings from one of the three main ICRAs and maps them to the AIIB Internal Rating scale; however, if no rating available, AIIB prepares its own assessment based on external inputs and a risk rating methodology as approved by the Chief Risk Officer.

•	Qualitative criteria

In addition to the quantitative criteria, the following qualitative elements will also contribute to a determination that the financial asset should migrate to Stage 2:

–	Adverse changes in business, financial or economic conditions;
–	Expected breach of contract that may lead to covenant waivers or amendments;
–	Transfer to watch list/monitoring; and
–	Changes in payment behavior.

•	Backstop

–	30 days past due.

•	Overlays

Temporary adjustments (“overlays”) could be employed to the staging output from the ECL model, albeit only in very limited cases. The ultimate motivation is to allow AIIB to use experienced credit judgement essential to ECL assessment, especially in the robust consideration of reasonable and supportable forward-looking information that drives the credit risk of an instrument. Overlays should only be used for cases where a forward-looking factor that has been identified as relevant is not yet incorporated into the assessment. Any overlay adjustment shall be reviewed and approved by the Risk Committee.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

ECL measurement (Continued)

(ii) Definition of credit-impaired assets

Credit-impaired assets, which migrate to Stage 3, are those with respect to which one or more events that have a detrimental impact on the estimated future cash flows of that financial asset have occurred. Evidence that a financial asset is credit-impaired include observable data about the following events:

–	significant financial difficulty of the issuer or the borrower;
–	a breach of contract, such as a default or past due event;
–

the lender(s) of the borrower, for economic or contractual reasons relating to the borrower’s financial difficulty, having granted to the borrower a concession(s) that the lender(s) would not otherwise consider;

–	it is becoming probable that the borrower will enter bankruptcy or other financial reorganization.

In addition, the credit-impaired assets also include the purchased or originated financial assets at a deep discount that reflects the incurred credit losses.

It may not be possible to identify a single discrete event. Instead, the combined effect of several events may have caused financial assets to become credit-impaired. For sovereign-backed loans, the same criteria of past due for “default assets” (see D3 (v)) is also being applied for assessing credit impaired financial assets.

(iii) Measurement of the 12-month and lifetime ECL

Estimation of 12-month ECL is calculated by using the following formula: 12-month

ECL = Ss=baseline,good,badws × PIT PD1 × LGD1 × EAD1

1.

PIT PD is the Point-in-time Probability of Default, and is converted from Through-The-Cycle (TTC) PD by first mapping to Moody’s unconditional PIT PDs, then conditioning on three future scenarios (baseline, good, bad).

2.

Loss Given Default (LGD) ranges from 15% to 40% in the case of sovereign-backed loans and on a case-by-case basis from 25% to 85% for nonsovereign-backed loans and bonds, based upon a new methodology anchored on peer analysis and benchmark studies from commercial lenders and rating agencies.

3.	Exposure at Default (EAD) is calculated as carrying balance at the period end plus projected net disbursement in the next year.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

ECL measurement (Continued)

(iii) Measurement of the 12-month and lifetime ECL (Continued)

4.

The above calculation is performed for three different scenarios. The weights (ws) of the three scenarios are 46.6%, 26.7%, and 26.7% respectively for the Baseline, Good and Bad scenarios. The estimation of the weights is based on joint likelihood that the forecasted macroeconomic variables used fall within the range of each scenario.

•	Estimation of lifetime ECL

Estimation of the lifetime ECL is calculated using the following formula as the summation of net present value of the ECL for each year:

Lifetime ECL =	S	n	PV of ECLt
t=1

1)

ECLt is the ECL calculated for each year t until its final maturity n using the formula: ECLt = Ss=baseline,good,badws × PIT PDt ×  LGDt × EADt, where ws is the weight of each scenario—46.6% for Baseline, 26.7% for both Good and Bad scenarios.

2)	PIT PD (conditioned)

The process to convert TTC PD to conditional PIT PD term structure is the same as 12-month ECL calculation for the first three years and is assumed to revert back to the long-run PD for the remaining years.

3)	LGD is the same as the 12-month ECL calculation.

4)	EAD for any given year t is based on carrying balance at the previous period t- 1 plus the disbursement at the current period and minus the repayment at the current period.

5)	Lifetime is equal to contractual remaining lifetime.

6)	Discount rate is equal to calculated effective interest rate, which is based on USD LIBOR swap curve plus the contracted spread of each financial asset.

In the same way as the 12-month ECL calculation, the above calculation is done for each of the three scenarios and then probability weighted, and the weighting of the three scenarios are the same as the 12-month ECL calculation.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

ECL measurement (Continued)

(iv) Forward-looking information incorporated in ECL

Forward-looking information has been incorporated taking into account the following steps:

•	Macro Scenario development

–	Three Macro Scenarios—Baseline, Good, Bad. Each scenario is forecasted for three years.
–

For each member, the corresponding long-term average and standard deviation of each macro factor would be computed. Good and bad scenarios would be established based on a view of movement in macro factors in terms of ‘number of standard deviations from average’.

–	Choice of macro scenarios and probability weighting of each scenario is approved by the Risk Committee.

•	Establishment of TTC PD

–	TTC PD is calculated based on each borrower’s internal AIIB rating.

•	Calculation of Forward-looking PIT PD

First, each borrower’s TTC PD will be mapped to the unconditional PIT PD derived by the software for each credit rating. Second, to convert the unconditional PIT PD into forward-looking PIT PD, the software utilizes forecasts of macroeconomic variables associated with the country and industry where the borrower operates.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

ECL measurement (Continued)

(v) Definition of default

For the ECL measurement, “default” occurs when an obligor meets one or more of the following conditions:

•	Failure to make a payment (“payment default”)—180 days past due for sovereign-backed loans and 90 days past due for nonsovereign-backed loans. Similar rules apply to bond investments.
•	Breach of specific covenants that trigger a default clause.
•	Default under a guarantee or collateral or other support agreements.
•	Failure to pay a final judgment or court order.
•	Bankruptcy, liquidation or the appointment of a receiver or any similar official.

(vi) Write-off policy

The Bank reduces the gross carrying amount of a financial asset when the Bank has no reasonable expectations of recovering the contractual cash flows on a financial asset in its entirety or a portion thereof.

(vii) Updates in key assumptions and impacts of COVID-19 pandemic for the calculation of ECL

During the nine months ended Sep. 30, 2020, the Bank updated the LGDs for sovereign and nonsovereign transactions. The new methodology provides a more robust estimation of the LGDs by increasing segmentation and identifying primary drivers of both sovereign and nonsovereign LGDs, thus providing a better estimation of the credit risk and ECLs by transaction.

In summary, the new LGD methodology for sovereign-backed loans ranges from 15% to 40%, as compared to the previous LGD that was set at 30%. The new LGD for each sovereign-backed loan is based on an internal assessment of (i) AIIB’s preferential creditor status, and (ii) the member’s ability to resume payments in case of a default, which in turn is assessed by (a) level of development of the economy and (b) ratio of total debt with MDBs by total sovereign debt. The new LGD methodology for nonsovereign-backed loans and bond transactions ranges from 25% to 70% for senior, and up to 85% to subordinated obligations, as compared to previous LGD set at 70%. The new LGD methodology takes into consideration the structure (seniority, security, etc.), type (project, corporate or financial institution) as well as the stage (construction, operation, etc.) of the transaction and incorporates jurisdiction adjustments for higher-risk countries.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

ECL measurement (Continued)

(vii) Updates in key assumptions and impacts of COVID-19 pandemic for the calculation of ECL (Continued)

Given that the increased volatility and uncertainties arising from the COVID-19 pandemic, the Bank updated the macroeconomic variables and forecasts under the baseline, upside and downside scenarios. These variables include GDP growth, unemployment rate and oil price as the key indicators whose forecasts are most closely monitored and frequently updated by many intelligence organizations to adapt the fast-changing outlook. The calculation of ECL is a critical accounting estimate that has a significant effect on the carrying amount of assets and liabilities recognized in the financial statements. As a result of COVID-19, it is possible that future outcomes may be materially different to the critical accounting estimates made as at Sep. 30, 2020.

The impact of these changes, i.e. LGDs and selection of macroeconomic variables, was estimated as at Dec. 31, 2019, with the portfolio data and macroeconomic forecasts estimated prior to COVID-19 pandemic. The new LGDs would have resulted in a reduction of 3.4% of total ECL, while the change of macroeconomic variables, would have resulted in an increase of 5.9% of total ECL as at Dec. 31, 2019.

Hence, changes in the key assumptions adopted by the Bank did not significantly alter the ECL during the period. The overall increase in ECL for loans and bonds from USD70.65 million as at Dec. 31, 2019 to USD179.45 million as at Sep. 30, 2020 results from the increase in credit risk and deterioration of the macroeconomic scenarios and forecasts due to COVID-19 pandemic.

D4	Market risk

The Bank is exposed to currency and interest rate risk in its investment, lending and other activities. Currency risk is the potential for loss that arises when assets or liabilities are denominated in a non-US dollar currency and the price of that currency versus US dollars fluctuates. Interest rate risk arises when the value of assets or liabilities changes with the fluctuation of interest rates.

In its asset and liability management process, the Bank pursues five goals: (a) reducing risks that might arise from the mismatch of assets and liabilities in terms of currency, interest rate sensitivity, or maturity; (b) monitoring the evolving risks to the Bank’s income over time and establishing a framework that reduces the potential volatility of the Bank’s income over the medium term; (c) assigning clear responsibility for all market risks to which the Bank is exposed; (d) minimizing volatility of available equity; and (e) maintaining sufficient liquidity to meet all of the Bank’s obligations with an extremely high level of confidence and continue its lending program, even in times of market stress.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D4	Market risk (Continued)

Currency risk

The Bank offers loans in US Dollars, as well as in certain non-USD currencies. The nondollar lending exposures will be economically hedged through swaps or other hedging mechanisms. A currency table for the main financial assets and financial liabilities is set out below:

As at Sep. 30, 2020	USD	Other currencies	Total
	USD equivalent
Financial assets and financial liabilities
Cash and cash equivalents (1)	3,552,436	78,457	3,630,893
Term deposits and certificates of deposit	14,072,873	—	14,072,873
Investments at fair value through profit or loss	4,821,658	71,210	4,892,868
Funds deposited for cofinancing arrangements	3,889	—	3,889
Loan investments, at amortized cost (1)	6,490,379	487,818	6,978,197
Bond investments, at amortized cost	478,098	—	478,098
Paid-in capital receivables	466,923	—	466,923
Derivative assets	194,357	8,521	202,878
Other assets	22,330	—	22,330
Total financial assets	30,102,943	646,006	30,748,949

Borrowings	(9,041,208)	(1,210,098)	(10,251,306)
Derivative liabilities	(15,355)	(19,073)	(34,428)
Other liabilities	(195,790)	—	(195,790)
Total financial liabilities	(9,252,353)	(1,229,171)	(10,481,524)

Net currency exposure (2)	20,850,590	(583,165)	20,267,425

(1) The net foreign exchange gain or loss reflects the change in value, due to movements in currency exchange rates over the reporting period, only of those financial instruments which are measured at amortized cost. For those financial instruments measured at fair value through profit or loss, the change in value due to movements in currency exchange rates is reported as part of their overall change in fair value under the heading “net gain on financial instruments measured at fair value through profit or loss” (Note C3). On a net basis, the combined effect was negligible during the period presented, reflecting the Bank’s risk management policy of minimizing foreign currency exposures and their impact on profit or loss.

(2) GMTN notes amounting to USD772.83 million issued in non-USD currencies have been swapped to USD in order to manage currency exposure for the Bank.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D4	Market risk (Continued)

Currency risk (Continued)

As at Dec. 31, 2019	USD	Other currencies	Total
	USD equivalent
Financial assets and Financial liabilities
Cash and cash equivalents	3,109,627	4,136	3,113,763
Term deposits and certificates of deposit	11,864,578	—	11,864,578
Investments at fair value through profit or loss	4,040,672	55,591	4,096,263
Funds deposited for cofinancing arrangements	787	—	787
Loan investments, at amortized cost	2,272,950	—	2,272,950
Bond investments, at amortized cost	479,767	—	479,767
Paid-in capital receivables	748,267	—	748,267
Derivative assets	49,987	—	49,987
Total financial assets	22,566,635	59,727	22,626,362

Borrowings	(2,557,324)	—	(2,557,324)
Other liabilities	(49,710)	—	(49,710)
Total financial liabilities	(2,607,034)	—	(2,607,034)

Net currency exposure	19,959,601	59,727	20,019,328

Interest rate risk

The Bank takes on exposure to the effects of fluctuations in the prevailing levels of market interest rates on its financial position and cash flows. Interest margins may increase as a result of such changes, but may reduce or create losses in the event that unexpected movements arise.

Currently, the vast majority of all loans of the Bank are subject to a floating base rate (6-month LIBOR for USD, 6-month EURIBOR for EUR and 3-month SHIBOR for CNY). The Bank uses interest rate swaps and cross currency swaps to effectively modify the interest rate or currency characteristics of the debt issuance to match those of the loans. The main exposure to interest rate risk arises from liquidity portfolio and refinancing risk on fixed-spread loans. Various quantitative methods are employed to monitor and manage such risks.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D4	Market risk (Continued)

Interest rate risk (Continued)

The Bank uses duration and value-at-risk (VaR) to measure interest rate risk on the liquidity portfolio. Duration measures the sensitivity of the portfolio’s value to a parallel change in interest rate. VaR provides an estimate of the portfolio value at a certain confidence level within a defined timeframe. The weighted duration of the Bank’s liquidity portfolio and investment operation portfolio remains relatively short term as at Sep. 30, 2020.

The COVID-19 pandemic has had an adverse impact on the global economic growth and the increase in market volatilities. Due to the short duration of the liquidity portfolio, the effect of lower interest rates and yields will manifest quickly which will in turn introduce volatility to the Bank’s net income. To counteract these effects, the Bank will pursue several actions including the acceleration of the accumulation of the bond portfolio and further diversification of the term deposit portfolio. The liquidity portfolio duration is expected to increase with such actions but will continue to be managed within the duration limit in place.

The refinancing risk for fixed-spread loans relates to the potential impact of any future deterioration in AIIB’s funding cost. The Bank does not match the maturity of its funding with that of its fixed spread loans as this would result in significantly higher financing costs for all loans. Instead, the Bank targets a shorter average funding maturity and manages the refinancing risk through two technical components of the fixed spread loan pricing, i.e. the risk premium and projected funding spread to LIBOR.

Interest rate risk also arises from other variables, including differences in reset frequency between the Bank’s assets and liabilities. Currently, all US dollar loans of the

Bank are subject to floating 6-month USD LIBOR, whilst the Bank uses interest rate swap to convert liabilities into floating 3-month USD LIBOR. As such, the Bank is exposed to unfavorable movements in the spread between 3-month versus 6-month USD LIBOR. The Bank also uses cross currency swaps to modify the currency characteristics of the debt issuances. While eliminating foreign exchange risk, the Bank is exposed to unfavorable movements in the cross-currency basis.

The discontinuance of LIBOR and the transition to alternative reference rates also presents risks to the financial instruments the Bank holds. The Bank’s funding and lending agreements provide for certain fallback arrangements in the event that published LIBOR benchmarks become unavailable, including the possibility that the rate of interest could be set to a successor rate. The risk related to the transition might include possible asset liability mismatches and potential impacts on financial results from changes in asset and liability pricing and the calculation of interest. The Bank has established LIBOR transition governance and an active working group to execute the transition plan.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D5	Liquidity risk

Liquidity risk is the risk that the Bank will not be able to meet efficiently both expected and unexpected current and future cash flow and collateral needs without affecting either daily operations or the financial condition of the Bank.

The Bank’s liquidity policy requires the maintenance of liquidity at a level at least equal to 40% of the projected net cash flow requirements for next three years. In practice, actual liquidity levels will be maintained significantly higher than the required policy level to provide flexibility for meeting operational cash flow and in accessing funding markets. In addition, the Bank maintains an adequate stock of high-quality liquid assets to meet potential liquidity requirements for a 30-day stress scenario, and periodically conducts stress tests to ensure that it can meet its payment obligations in the absence of market access for a period of 12 months.

Below sets out the remaining contractual maturities for the undiscounted cash flow of main financial liabilities:

As at Sep. 30, 2020	Less than 1 month	1-3 months	3-12 months	1-5 years	Over 5 years	Total
Financial liabilities
Borrowings	—	(35,396)	(271,513)	(10,199,837)	—	(10,506,746)
Other liabilities	(195,790)	—	—	—	—	(195,790)

As at Dec. 31, 2019	Less than 1 month	1-3 months	3-12 months	1-5 years	Over 5 years	Total
Financial liabilities
Borrowings	—	—	(55,937)	(2,696,875)	—	(2,752,812)
Other liabilities	(49,710)	—	—	—	—	(49,710)

Accrued expenses are generally payable within 12 months.

(1) Other liabilities represent collateral held in relation to interest rate swaps that becomes repayable dependent on daily movements in interest rates.

Refer to Note C14 for maturity analysis of undiscounted cash flows deriving from derivatives.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D6	Operational risk

The Bank defines operational risk as the risk of loss, or detriment, resulting from inadequate or failed processes or systems, through human error, or from the occurrence of external events. The Bank’s definition of operational risk is consistent with the Basel Committee Banking Industry Standards but has been extended to include Reputational Risk. Effective management and mitigation of operational risk relies on a system of internal controls aimed at identifying various risks and establishing acceptable risk parameters and monitoring procedures.

D7	Capital management

The Bank collectively manages the paid-in capital plus reserves and retained earnings as available capital. To ensure that the Bank maintains its triple-A credit rating on a stand-alone basis at all times, two limits are in place. The first, as required by Article 12.1 of the Bank’s AOA, the Bank’s total unimpaired subscribed capital, reserves and retained earnings must always be greater than the total exposure on commitment basis from its investment operations (i.e. loans, equity investments, guarantees and other types of financing). This limit may be increased up to 250% of the Bank’s unimpaired subscribed capital, reserves and retained earnings with the approval of the Board of Governors. The second, using an economic capital framework, the Bank’s available capital must be greater than the required economic capital given the composition of its investment and treasury operations (as well as its operational risks) for both the actual and the three-year projected balance sheet, and under both the base-case and stressed scenario bases.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D7	Capital management (Continued)

Disclosure for fund and other equity investments

The Bank’s investments in Limited Partnership funds and other fund investments that are with limited lives are classified as FVPL. They are classified as debt or equity instruments in the financial statements under the requirement of IFRS 9. Refer to Note C7 for details of those investments.

From the Bank’s risk management perspective, the Bank treats the fund investments in its banking portfolio, such as Limited Partnership funds and other fund investments as described above, with equity nature of participation in the same way as equity investments when they have the following features:

(1)

The investments entitle the Bank to the funds’ distribution according to the pre-determined arrangements during their lives and upon liquidation; Such distribution arrangements are set in the Limited Partnership Agreement or Contribution Agreement (or any similar agreement);

(2)	The funds do not promise a particular return to the holders. The ultimate amount of distributions depends on the performance of the underlying portfolio.

As at Sep. 30, 2020, such investments in Limited Partnership funds and other funds, and investment in trust, amounting to USD96.42 million and USD50.66 million respectively, are therefore managed as equity-like investments for capital risk management and risk monitoring purposes.

The Bank treats equity holdings, which are classified as investment in associate from a risk management perspective the same as those classified as FVPL.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

The majority of the Bank’s assets and liabilities in the Statement of Financial Position are financial assets and financial liabilities. Fair value measurement of nonfinancial assets and nonfinancial liabilities do not have a material impact on the Bank’s financial position and operations, taken as a whole.

The Bank does not have any financial assets or financial liabilities subject to nonrecurring fair value measurements for the period ended Sep. 30, 2020.

The fair value of the Bank’s financial assets and financial liabilities are determined as follows:

–

If traded in active markets, fair values of financial assets and financial liabilities with standard terms and conditions are determined with reference to quoted market bid prices and ask prices, respectively.

–

If not traded in active markets, fair values of financial assets and financial liabilities are determined in accordance with generally accepted pricing models or discounted cash flow analysis using prices from observable current market transactions for similar instruments or using unobservable inputs relevant to the Bank’s assessment.

Fair value hierarchy

The Bank classifies financial assets and financial liabilities into the following three levels based on the extent to which inputs to valuation techniques used to measure fair value of the financial assets and financial liabilities are observable:

Level 1:	Fair value measurements are those derived from quoted prices (unadjusted) in an active market for identical assets or liabilities;

Level 2:	Fair value measurements are those derived from inputs other than quoted included within Level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices); and

Level 3:	Fair value measurements are based on models, and unobservable inputs are significant to the entire measurement.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

Financial assets and financial liabilities not measured at fair value on the Statement of Financial Position

The table below summarizes the carrying amounts and fair values of those financial instruments not measured in the Statement of Financial Position at their fair value:

	Sep. 30, 2020		Dec. 31, 2019
	Carrying amount	Fair value	Carrying amount	Fair value
Financial instruments

Loan investments, at amortized cost	6,978,197	6,961,919	2,272,950	2,291,466

Bond investments, at amortized cost	478,098	491,248	479,767	486,834

Paid-in capital receivables	466,923	475,232	748,267	750,683

As at Sep. 30, 2020, other than those disclosed above, the Bank’s balances of financial instruments not measured at fair value but with short-term maturity approximate their fair values.

Fair value of loan investments and paid-in capital receivables measured at amortized cost has been calculated using Level 3 inputs by discounting the cash flows at a current interest rate applicable to each loan and paid-in capital receivable.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

Financial assets and financial liabilities measured at fair value on the Statement of Financial Position

The table below summarizes the fair values of the financial assets and financial liabilities measured in the Statement of Financial Position at their fair value:

As at Sep. 30, 2020
	Level 1	Level 2	Level 3	Total
Financial assets and financial liabilities
Investments at fair value through profit or loss
- External Managers Program	3,797,866	356,762	—	4,154,628
- Investment in Trust	—	—	50,655	50,655
- LP Funds and others	—	—	96,421	96,421
- Bond investments	80,455	—	—	80,455
- Certificates of deposit	—	447,709	—	447,709
Money Market Funds	—	10,818	—	10,818
Derivative assets	—	202,878	—	202,878

Total financial assets	3,878,321	1,018,167	147,076	5,043,564

Borrowings	—	(10,251,306)	—	(10,251,306)
Derivative liabilities	—	(34,428)	—	(34,428)

Total financial liabilities	—	(10,285,734)	—	(10,285,734)

As at Dec. 31, 2019
	Level 1	Level 2	Level 3	Total
Financial assets and financial liabilities
Investments at fair value through profit or loss
- External Managers Program	3,481,437	537,002	—	4,018,439
- Investment in Trust	—	—	48,160	48,160
- LP Funds and others	—	—	29,664	29,664
Money Market Funds	—	1,851,599	—	1,851,599
Derivative assets	—	49,987	—	49,987

Total financial assets	3,481,437	2,438,588	77,824	5,997,849

Borrowings	—	(2,557,324)	—	(2,557,324)

Total financial liabilities	—	(2,557,324)	—	(2,557,324)

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

Financial assets and financial liabilities measured at fair value on the Statement of Financial Position (Continued)

The table below provides a reconciliation of the fair values of the Bank’s Level 3 financial assets for the nine months ended Sep. 30, 2020.

	Investment in Trust	LP Funds and others	Total
As at Jan. 1, 2020	48,160	29,664	77,824
Additions	—	78,893	78,893
Return of capital contributions	(386)	(3,079)	(3,465)
Fair value gain/(loss), net	2,881	(9,057)	(6,176)

As at Sep. 30, 2020	50,655	96,421	147,076

The MMFs’ shares are not traded in any market. The fair value of the MMFs is derived from that of the net assets value. Certificates of deposit, External Managers Program and bond investments have been valued at instrument level, adopting either discounted cash flow method based on observable market input, or obtained from market prices. Derivative instruments and borrowings have been valued using discounted cash flow methodology based on observable market inputs. Discounted cash flow valuation technique is mainly used for the valuation of the underlying assets of the LP Funds and others, and investment in trust. The unobservable inputs mainly include weighted average cost of capital, liquidity discount and projected cash flows. The fair value of the investment in the LP funds and others, and investment in trust is based on an adjusted net assets method.

There has been no transfer among Level 1, Level 2 and Level 3 during the period (for the year ended Dec. 31, 2019: none).